As filed with the Securities and Exchange Commission on February 11, 2026
1933 Act Registration File No. 033-50390
1940 Act File No. 811-07076

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[X]
Pre-Effective Amendment No.		[ ]
Post-Effective Amendment No.	79	[X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[X]
Amendment No.	80	[X]

WILSHIRE MUTUAL FUNDS, INC.
(Exact Name of Registrant as Specified in Charter)

1299 Ocean Avenue, Suite 600
Santa Monica, California 90401
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (866) 591-1568

(Name and Address of Agent for Service) Jason Schwarz c/o Wilshire Advisors LLC 1299 Ocean Avenue, Suite 600 Santa Monica, California 90401	Copy to: Renee M. Hardt Vedder Price P.C. 222 North LaSalle Street Chicago, Illinois 60601

It is proposed that this filing will become effective (check appropriate box):

[X]	immediately upon filing pursuant to Rule 485(b).
[ ]	on ______________ pursuant to Rule 485(b).
[ ]	on (date) pursuant to Rule 485(a)(1).
[ ]	60 days after filing pursuant to Rule 485(a)(1).
[ ]	75 days after filing pursuant to Rule 485(a)(2).
[ ]	on (date) pursuant to Rule 485(a)(2).

If appropriate, check the following box:

[ ]	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Explanatory Note: This Post-Effective Amendment No. 79 to the Registration Statement of Wilshire Mutual Funds, Inc. (the “Company”) is being filed to add exhibits for the Company’s series: Large Company Growth Portfolio, Large Company Value Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, Wilshire International Equity Fund, and Wilshire Income Opportunities Fund.

WILSHIRE MUTUAL FUNDS, INC.
PART C—OTHER INFORMATION
Item 28. Exhibits:
Portions of various exhibits have been omitted because the information redacted is both not material and the type that Wilshire Mutual Funds, Inc. treats as private or confidential.

(a)	(1)	Articles of Incorporation dated July 30, 1992 are incorporated by reference to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A which was filed on November 12, 1993 (“Post-Effective Amendment No. 3”).
	(2)	Articles of Amendment dated August 20, 1992 to the Articles of Incorporation are incorporated by reference to Post-Effective Amendment No. 3.
	(3)
Articles Supplementary dated June 24, 1997 to the Articles of Incorporation establishing and classifying shares of the Intermediate Portfolio Corporate Bond and Long-Term Corporate Bond Portfolio of the Fund are incorporated by reference to Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A which was filed on July 10, 1997 (“Post-Effective Amendment No. 11”).

	(4)
Articles Supplementary dated June 8, 1998 to the Articles of Incorporation establishing and classifying shares of the Dow Jones FT Wilshire 5000 IndexSM Portfolio are incorporated by reference to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A which was filed on November 2, 1998.

	(5)
Articles Supplementary dated June 7, 1999 to the Articles of Incorporation reclassifying shares of the Dow Jones FT Wilshire 5000 IndexSM Portfolio are incorporated by reference to Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A which was filed on July 2, 1999 (“Post-Effective Amendment No. 16”).

	(6)
Articles of Amendment dated July 21, 2003 to the Articles of Incorporation amending the name of the Fund are incorporated by reference to Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A which was filed on April 29, 2004.

	(7)
Articles Supplementary dated August 24, 2007 to the Articles of Incorporation establishing and classifying shares of the Wilshire Large Cap Core 130/30 Fund are incorporated by reference to Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A which was filed on August 28, 2007.

	(8)
Articles of Amendment dated October 25, 2007 to the Articles of Incorporation amending the 130/30 Fund are incorporated by reference to Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A which was filed on November 16, 2007 (“Post-Effective Amendment No. 32”).

	(9)
Articles Supplementary dated February 13, 2008 establishing and classifying shares of the Wilshire/MAXAM Diversity Fund are incorporated by reference to Post-Effective Amendment No. 33 to the Registration Statement on Form N-14 which was filed on February 19, 2008 (“Post-Effective Amendment No. 33”).

	(10)
Articles Supplementary dated March 5, 2009 liquidating the Wilshire/MAXAM Diversity Fund are incorporated by reference to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A which was filed on April 30, 2009 (“Post-Effective Amendment No. 44”).

	(11)	Articles of Amendment dated April 28, 2009 amending the name of the Index Fund are incorporated by reference to Post-Effective Amendment No. 44.
	(12)
Articles of Amendment changing the name of the Wilshire Large Cap Core 130/30 Fund to the Wilshire Large Cap Core Plus Fund dated April 15, 2011 are incorporated by reference to Post-Effective Amendment No. 47.

	(13)
Articles of Amendment changing the name of the Wilshire Large Cap Core Plus Fund to the Wilshire International Equity Fund dated April 2, 2013 are incorporated by reference to Post-Effective Amendment No. 54.

	(14)
Articles Supplementary to the Articles of Incorporation dated March 22, 2016 establishing and classifying shares of the Wilshire Income Opportunities Fund 2013 are incorporated by reference to Post-Effective Amendment No. 61.

	(15)
Articles Supplementary to the Articles of Incorporation dated March 28, 2016 establishing and classifying shares of the Wilshire Income Opportunities Fund 2013 are incorporated by reference to Post-Effective Amendment No. 61.

(16)
Articles of Amendment dated May 23, 1996 to the Articles of Incorporation changing the name of the Fund and the name of a class of shares of each Series of the Fund are incorporated by reference to Post-Effective Amendment No. 65.

(17)	Articles Supplementary dated May 23, 1996 to the Articles of Incorporation classifying shares of each Series of the Fund are incorporated by reference to Post-Effective Amendment No. 65.
(18)	Articles Supplementary dated December 7, 1998 to the Articles of Incorporation renaming the FT Wilshire 5000 Plus Fund are incorporated by reference to Post-Effective Amendment No. 65.
(19)	Articles of Amendment dated June 1, 2007 to the Articles of Incorporation renaming the FT Wilshire 5000 IndexSM Portfolio are incorporated by reference to Post-Effective Amendment No. 65.
(20)
Articles Supplementary dated August 16, 2016 to the Articles of Incorporation reclassifying shares of the FT Wilshire 5000 Index SM Fund are incorporated by reference to Post-Effective Amendment No. 65.

(21)
Articles Supplementary dated February 28, 2017 to the Articles of Incorporation reclassifying shares of the FT Wilshire 5000 Index SM Fund are incorporated by reference to Post-Effective Amendment No. 65.

(b)	(1)		By-Laws dated July 30, 1992, as revised September 17, 1992, are incorporated by reference to Post-Effective Amendment No. 3.
(2)
Amended By-Laws dated September 9, 1996, as subsequently amended October 1, 1996, are incorporated by reference to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A which was filed on October 30, 1996.

(3)
Amended By-Laws dated February 24, 2005 are incorporated by reference to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A which was filed on May 1, 2006 (“Post-Effective Amendment No. 27”).

	(4)		Amended By-Laws dated June 20, 2005 are incorporated by reference to Post-Effective Amendment No. 27.
	(5)		Amended By-Laws dated March 4, 2011 are incorporated by reference to Post-Effective Amendment No. 47.
	(6)		Amended By-Laws dated February 23, 2016 are incorporated by reference to Post-Effective Amendment No. 61.
	(7)		Amended By-Laws dated May 16, 2017 are incorporated by reference to Post-Effective Amendment No. 67 which was filed on April 30, 2018 (“Post-Effective Amendment No. 67”).
	(8)		Amended By-Laws dated October 7, 2020 are incorporated by reference to Post-Effective Amendment No. 74 which was filed on April 29, 2021 (Post-Effective Amendment No. 74”).
(c)			Not Applicable
(d)	(1)		Investment Advisory Agreement between Wilshire Mutual Funds, Inc. and Wilshire Advisors LLC, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 74.
	(2)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Los Angeles Capital Management LLC dated January 1, 2024 is incorporated by reference to Post-Effective Amendment No. 77.
	(3)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Pzena Investment Management, LLC, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
	(4)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Ranger Investment Management, L.P., dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
	(5)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and WCM Investment Management, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
	(6)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Diamond Hill Capital Management, Inc., dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
	(7)	(i)	Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Fred Alger Management, LLC, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.

		(ii)	Amendment to Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Fred Alger Management, LLC is incorporated by reference to Post-Effective Amendment No. 75.
	(8)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Lazard Asset Management LLC, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
	(9)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and DoubleLine Capital LP, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
	(10)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Manulife Investment Management (US) LLC, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
	(11)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Voya Investment Management Co. LLC, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
	(12)	(i)	Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Hotchkis & Wiley Capital Management, LLC, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.
		(ii)	Amendment to Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Hotchkis & Wiley Capital Management, LLC is incorporated by reference to Post-Effective Amendment No. 75.
(13)
Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Massachusetts Financial Services Company (d/b/a MFS Investment Management), dated January 20, 2021 is incorporated by reference to Post-Effective Amendment No. 73.

	(14)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and AllianceBernstein, L.P. is incorporated by reference to Post-Effective Amendment No. 75.
	(15)		Investment Sub-Advisory Agreement between Wilshire Advisors LLC and Lord, Abbett & Co. LLC is incorporated by reference to Post-Effective Amendment No. 78.
(e)	(1)
Distribution Agreement with Compass Distributors LLC, dated November 5, 2019 is incorporated by reference to Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A which was filed on April 28, 2020 (“Post-Effective Amendment No. 71”).

	(2)		Novation Agreement is incorporated by reference to Post-Effective Amendment No. 76 to the Registration Statement on Form N-1A which was filed on April 27, 2023.
(f)			Not Applicable.
(g)	(1)		Custody Agreement between Wilshire Mutual Funds, Inc. and U.S. Bank National Association dated November 25, 2019 is incorporated by reference to Post-Effective Amendment No. 71.
	(2)		Addendum to Custody Agreement between Wilshire Mutual Funds, Inc. and U.S. Bank National Association dated November 21, 2019 is incorporated by reference to Post-Effective Amendment No. 71.
(h)	(1)		Fund Administration Servicing Agreement between Wilshire Mutual Funds, Inc. and U.S. Bancorp Fund Services, LLC dated November 25, 2019 is incorporated by reference to Post-Effective Amendment No. 71.
	(2)		Securities Lending Agreement with U.S. Bank National Association is incorporated by reference to Post-Effective Amendment No. 71.
	(3)		First Amendment to Securities Lending Agreement is incorporated by reference to Post-Effective Amendment No. 74.
	(4)		Expense Limitation Agreement between Wilshire Advisors LLC and Wilshire Mutual Funds, Inc., on behalf of the Small Company Growth Portfolio and Small Company Value Portfolio is filed herewith.
	(5)		Expense Limitation Agreement between Wilshire Advisors LLC and Wilshire Mutual Funds, Inc. on behalf of the Wilshire International Equity Fund is filed herewith.
	(6)		Expense Limitation Agreement between Wilshire Advisors LLC and Wilshire Mutual Funds, Inc., on behalf of the Wilshire Income Opportunities Fund is filed herewith.
	(7)		Expense Limitation Agreement between Wilshire Advisors LLC and Wilshire Mutual Funds, Inc. on behalf of the Large Company Growth Portfolio is filed herewith.
	(8)		Expense Limitation Agreement between Wilshire Advisors LLC and Wilshire Mutual Funds, Inc. on behalf of the Large Company Value Portfolio is filed herewith.

	(9)	Fund Accounting Servicing Agreement between Wilshire Mutual Funds, Inc. and U.S. Bancorp Fund Services, LLC dated November 25, 2019 is incorporated by reference to Post-Effective Amendment No. 71.
	(10)	Form of Commission Recapture Agreement with Cowen and Company, LLC is incorporated by reference to Post-Effective Amendment No. 69.
(11)
Form of Loan Agreement between Wilshire Mutual Funds, Inc., Wilshire Variable Insurance Trust, and U.S. Bank National Association, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 73.

	(12)	Transfer Agent Servicing Agreement between Wilshire Mutual Funds, Inc. and U.S. Bancorp Fund Services, LLC dated June 1, 2020 is incorporated by reference to Post-Effective Amendment No. 73.
(13)
Form of Loan Agreement between Wilshire Mutual Funds, Inc., Wilshire Variable Insurance Trust, and U.S. Bank National Association, dated January 8, 2021 is incorporated by reference to Post-Effective Amendment No. 74.

(i)		Opinion and Consent of Counsel is incorporated by reference to Post-Effective Amendment No. 67.
(j)		Consent of independent registered public accountant is incorporated by reference to Post-Effective Amendment No. 78.
(k)		Not Applicable.
(l)
Purchase Agreement between Wilshire Mutual Funds, Inc. and Wilshire Advisors LLC (f/k/a Wilshire Associates Incorporated) dated November 6, 1998 relating to the Dow Jones FT Wilshire 5000 Index Portfolio is incorporated by reference to Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A which was filed on November 25, 1998.

(m)		Shareholder Services Plan under Rule 12b-1, for Investment Class shares is incorporated by reference to Post-Effective Amendment No. 78.
(n)		Amended and Restated Rule 18f-3(d) Plan, adopted as of June 7, 1999 is incorporated by reference to Post-Effective Amendment No. 16.
(o)		Reserved.
(p)	(1)	Amended Code of Ethics of Wilshire Advisors LLC is incorporated by reference to Post-Effective Amendment No. 76.
	(2)	Amended Code of Ethics of Wilshire Mutual Funds, Inc. is incorporated by reference to Post-Effective Amendment No. 77.
	(3)	Amended Code of Ethics of Los Angeles Capital Management LLC is incorporated by reference to Post-Effective Amendment No. 78.
	(4)	Amended Code of Business Conduct and Ethics of Pzena Investment Management, LLC is incorporated by reference to Post-Effective Amendment No. 78.
	(5)	Amended Code of Conduct and Code of Ethics of Ranger Investment Management, L.P. is incorporated by reference to Post-Effective Amendment No. 77.
	(6)	Amended Code of Ethics of WCM Investment Management is incorporated by reference to Post-Effective Amendment No. 77.
	(7)	Amended Code of Ethics of MFS Investment Management is incorporated by reference to Post-Effective Amendment No. 78.
	(8)	Amended Code of Ethics of DoubleLine Capital LP is incorporated by reference to Post-Effective Amendment No. 76.
	(9)	Amended Code of Ethics of Manulife Asset Management (US) LLC is incorporated by reference to Post-Effective Amendment No. 78.
	(10)	Amended Code of Ethics of Voya Investment Management Co. LLC is incorporated by reference to Post-Effective Amendment No. 78.
	(11)	Amended Code of Ethics of Diamond Hill Capital Management, Inc. is incorporated by reference to Post-Effective Amendment No. 78.
	(12)	Code of Ethics of Hotchkis & Wiley Capital Management, LLC is incorporated by reference to Post-Effective Amendment No. 75.
	(13)	Amended Code of Ethics of Fred Alger Management is incorporated by reference to Post-Effective Amendment No. 77.

	(14)	Code of Ethics of Lazard Asset Management, LLC is incorporated by reference to Post-Effective Amendment No. 71.
	(15)	Amended Code of Ethics of AllianceBernstein L.P. is incorporated by reference to Post-Effective Amendment No. 78.
	(16)	Code of Ethics of Lord, Abbett & Co. LLC is incorporated by reference to Post-Effective Amendment No. 78.
(q)	(1)	Powers of Attorney for Edward Gubman and George Zock are incorporated by reference to Post-Effective Amendment No. 51.
	(2)	Power of Attorney for Elizabeth A. Levy-Navarro is incorporated by reference to Post-Effective Amendment No. 71.
	(3)	Power of Attorney for Matt Forstenhausler is incorporated by reference to Post-Effective Amendment No. 76.
	(4)	Power of Attorney for Julian F. Sluyters is incorporated by reference to Post-Effective Amendment No. 78.
Item 29. Persons Controlled By or Under Common Control with Registrant
Not Applicable.
Item 30. Indemnification
The statement as to the general effect of any contract, arrangements, or statute under which a Director, officer, underwriter, or affiliated person of the Registrant is insured or indemnified in any manner against any liability which may be incurred in such capacity, other than insurance provided by any director, officer, affiliated person, or underwriter for his/her own protection, is incorporated by reference to Item 27 of Part C of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A which was filed on September 23, 1992.
Reference is also made to the Distribution Agreement incorporated by reference as Exhibit (e).
Item 31. Business and Other Connections of Investment Adviser
This Item incorporated by reference each investment adviser’s Uniform Application for Investment Adviser Registration (“Form ADV”) on file with the SEC, as listed below. Each Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.
Additional information as to any other business, profession, vocation or employment of a substantial nature engaged in by each officer and director of the below-listed investment advisers is included in the Registrant’s Statement of Additional Information.

Investment Adviser	SEC File No.
Wilshire Advisors LLC	801-36233
AllianceBernstein L.P.	801-56720
Diamond Hill Capital Management, Inc.	801-32176
DoubleLine Capital LP	801-70942
Fred Alger Management, LLC	801-6709
Hotchkis & Wiley Capital Management, LLC	801-60512
Lazard Asset Management, LLC	801-61701
Lord, Abbett & Co. LLC	801-6997
Los Angeles Capital Capital Management LLC	801-60934
Massachusetts Financial Services Company (d/b/a MFS Investment Management)	801-17352
Manulife Asset Management (US) LLC	801-42023
Pzena Investment Management, LLC	801-50838
Ranger Investment Management, L.P.	801-62397
Voya Investment Management Co. LLC	801-9046
WCM Investment Management	801-11916

Item 32. Principal Underwriters:
(a)Foreside Fund Services, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:
1.AB Active ETFs, Inc.
2.ABS Long/Short Strategies Fund
3.ActivePassive Core Bond ETF, Series of Trust for Professional Managers
4.ActivePassive Intermediate Municipal Bond ETF, Series of Trust for Professional Managers
5.ActivePassive International Equity ETF, Series of Trust for Professional Managers
6.ActivePassive U.S. Equity ETF, Series of Trust for Professional Managers
7.AdvisorShares Trust
8.AFA Private Credit Fund
9.AGF Investments Trust
10.AIM ETF Products Trust
11.Alexis Practical Tactical ETF, Series of Listed Funds Trust
12.AlphaCentric Prime Meridian Income Fund
13.American Century ETF Trust
14.AMG ETF Trust
15.Amplify ETF Trust
16.Applied Finance Dividend Fund, Series of World Funds Trust
17.Applied Finance Explorer Fund, Series of World Funds Trust
18.Applied Finance Select Fund, Series of World Funds Trust
19.Ardian Access LLC
20.ARK ETF Trust
21.ARK Venture Fund
22.Bitwise Funds Trust
23.BondBloxx ETF Trust
24.Bramshill Multi-Strategy Income Fund, Series of Investment Managers Series Trust
25.Bridgeway Funds, Inc.
26.Brinker Capital Destinations Trust
27.Brookfield Real Assets Income Fund Inc.
28.Build Funds Trust
29.Calamos Convertible and High Income Fund
30.Calamos Convertible Opportunities and Income Fund
31.Calamos Dynamic Convertible and Income Fund

32.Calamos Global Dynamic Income Fund
33.Calamos Global Total Return Fund
34.Calamos Strategic Total Return Fund
35.Carlyle Tactical Private Credit Fund
36.Cascade Private Capital Fund
37.Catalyst Strategic Income Opportunities Fund
38.CBRE Global Real Estate Income Fund
39.Center Coast Brookfield MLP & Energy Infrastructure Fund
40.Clifford Capital Partners Fund, Series of World Funds Trust
41.Cliffwater Corporate Lending Fund
42.Cliffwater Enhanced Lending Fund
43.Coatue Innovative Strategies Fund
44.Cohen & Steers ETF Trust
45.Convergence Long/Short Equity ETF, Series of Trust for Professional Managers
46.CornerCap Small-Cap Value Fund, Series of Managed Portfolio Series
47.CrossingBridge Ultra-Short Duration ETF, Series of Trust for Professional Managers
48.Curasset Capital Management Core Bond Fund, Series of World Funds Trust
49.Curasset Capital Management Limited Term Income Fund, Series of World Funds Trust
50.CYBER HORNET S&P 500® and Bitcoin 75/25 Strategy ETF, Series of ONEFUND Trust
51.Davis Fundamental ETF Trust
52.Defiance Connective Technologies ETF, Series of ETF Series Solutions
53.Defiance Drone and Modern Warfare ETF, Series of ETF Series Solutions
54.Defiance Quantum ETF, Series of ETF Series Solutions
55.Denali Structured Return Strategy Fund
56.Dodge & Cox Funds
57.DoubleLine ETF Trust
58.DoubleLine Income Solutions Fund
59.DoubleLine Opportunistic Credit Fund
60.DoubleLine Yield Opportunities Fund
61.DriveWealth ETF Trust
62.EIP Investment Trust
63.Ellington Income Opportunities Fund
64.ETF Opportunities Trust
65.Exchange Listed Funds Trust
66.Exchange Place Advisors Trust
67.FlexShares Trust
68.Fortuna Hedged Bitcoin Fund, Series of Listed Funds Trust
69.Forum Funds
70.Forum Funds II
71.Forum Real Estate Income Fund
72.Fundrise Growth Tech Fund, LLC
73.GoldenTree Opportunistic Credit Fund
74.Gramercy Emerging Markets Debt Fund, Series of Investment Managers Series Trust
75.Grayscale Funds Trust
76.Guinness Atkinson Funds
77.Harbor ETF Trust
78.Harris Oakmark ETF Trust
79.Hawaiian Tax-Free Trust
80.Horizon Kinetics Blockchain Development ETF, Series of Listed Funds Trust
81.Horizon Kinetics Energy and Remediation ETF, Series of Listed Funds Trust
82.Horizon Kinetics Inflation Beneficiaries ETF, Series of Listed Funds Trust
83.Horizon Kinetics Japan Owner Operator ETF, Series of Listed Funds Trust
84.Horizon Kinetics Medical ETF, Series of Listed Funds Trust
85.Horizon Kinetics SPAC Active ETF, Series of Listed Funds Trust
86.Innovator ETFs Trust
87.Ironwood Institutional Multi-Strategy Fund LLC
88.Ironwood Multi-Strategy Fund LLC

89.Jensen Quality Growth ETF, Series of Trust for Professional Managers
90.John Hancock Exchange-Traded Fund Trust
91.Kurv ETF Trust
92.Lazard Active ETF Trust
93.LDR Real Estate Value-Opportunity Fund, Series of World Funds Trust
94.Mairs & Power Balanced Fund, Series of Trust for Professional Managers
95.Mairs & Power Growth Fund, Series of Trust for Professional Managers
96.Mairs & Power Minnesota Municipal Bond ETF, Series of Trust for Professional Managers
97.Mairs & Power Small Cap Fund, Series of Trust for Professional Managers
98.Manor Investment Funds
99.MoA Funds Corporation
100.Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV
101.Morgan Stanley ETF Trust
102.Morgan Stanley Pathway Large Cap Equity ETF, Series of Morgan Stanley Pathway Funds
103.Morgan Stanley Pathway Small-Mid Cap Equity ETF, Series of Morgan Stanley Pathway Funds
104.Morningstar Funds Trust
105.NEOS ETF Trust
106.Niagara Income Opportunities Fund
107.North Square Evanston Multi-Alpha Fund
108.NXG Cushing® Midstream Energy Fund
109.NXG NextGen Infrastructure Income Fund
110.OTG Latin American Fund, Series of World Funds Trust
111.Overlay Shares Core Bond ETF, Series of Listed Funds Trust
112.Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust
113.Overlay Shares Hedged Large Cap Equity ETF, Series of Listed Funds Trust
114.Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust
115.Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust
116.Overlay Shares Short Term Bond ETF, Series of Listed Funds Trust
117.Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust
118.Palmer Square Funds Trust
119.Palmer Square Opportunistic Income Fund
120.Partners Group Private Income Opportunities, LLC
121.Perkins Discovery Fund, Series of World Funds Trust
122.Philotimo Focused Growth and Income Fund, Series of World Funds Trust
123.Plan Investment Fund, Inc.
124.Point Bridge America First ETF, Series of ETF Series Solutions
125.Precidian ETFs Trust
126.Rareview 2x Bull Cryptocurrency & Precious Metals ETF, Series of Collaborative Investment Series Trust
127.Rareview Dynamic Fixed Income ETF, Series of Collaborative Investment Series Trust
128.Rareview Systematic Equity ETF, Series of Collaborative Investment Series Trust
129.Rareview Tax Advantaged Income ETF, Series of Collaborative Investment Series Trust
130.Rareview Total Return Bond ETF, Series of Collaborative Investment Series Trust
131.Renaissance Capital Greenwich Funds
132.REX ETF Trust
133.Reynolds Funds, Inc.
134.RMB Investors Trust
135.Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust
136.Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust
137.Roundhill Ball Metaverse ETF, Series of Listed Funds Trust
138.Roundhill Cannabis ETF, Series of Listed Funds Trust
139.Roundhill ETF Trust
140.Roundhill Magnificent Seven ETF, Series of Listed Funds Trust
141.Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust
142.Roundhill Video Games ETF, Series of Listed Funds Trust
143.Rule One Fund, Series of World Funds Trust
144.Russell Investments Exchange Traded Funds
145.Securian AM Real Asset Income Fund, Series of Investment Managers Series Trust

146.Six Circles Trust
147.Sound Shore Fund, Inc.
148.SP Funds Trust
149.Sparrow Funds
150.Spear Alpha ETF, Series of Listed Funds Trust
151.STF Tactical Growth & Income ETF, Series of Listed Funds Trust
152.STF Tactical Growth ETF, Series of Listed Funds Trust
153.Strategic Trust
154.Strategy Shares
155.Swan Hedged Equity US Large Cap ETF, Series of Listed Funds Trust
156.Tekla World Healthcare Fund
157.Tema ETF Trust
158.The 2023 ETF Series Trust
159.The 2023 ETF Series Trust II
160.The Community Development Fund
161.The Cook & Bynum Fund, Series of World Funds Trust
162.The Finite Solar Finance Fund
163.The Private Shares Fund
164.The SPAC and New Issue ETF, Series of Collaborative Investment Series Trust
165.Third Avenue Trust
166.Third Avenue Variable Series Trust
167.Tidal Trust I
168.Tidal Trust II
169.Tidal Trust III
170.TIFF Investment Program
171.Timothy Plan High Dividend Stock Enhanced ETF, Series of The Timothy Plan
172.Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan
173.Timothy Plan International ETF, Series of The Timothy Plan
174.Timothy Plan Market Neutral ETF, Series of The Timothy Plan
175.Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan
176.Total Fund Solution
177.Touchstone ETF Trust
178.Trailmark Series Trust
179.T-Rex 2X Inverse Bitcoin Daily Target ETF, Series of World Funds Trust
180.T-Rex 2x Inverse Ether Daily Target ETF, Series of World Funds Trust
181.T-Rex 2X Long Bitcoin Daily Target ETF, Series of World Funds Trust
182.T-Rex 2x Long Ether Daily Target ETF
183.U.S. Global Investors Funds
184.Union Street Partners Value Fund, Series of World Funds Trust
185.Vest Bitcoin Strategy Managed Volatility Fund, Series of World Funds Trust
186.Vest S&P 500® Dividend Aristocrats Target Income Fund, Series of World Funds Trust
187.Vest US Large Cap 10% Buffer Strategies Fund, Series of World Funds Trust
188.Vest US Large Cap 10% Buffer Strategies VI Fund, Series of World Funds Trust
189.Vest US Large Cap 20% Buffer Strategies Fund, Series of World Funds Trust
190.Vest US Large Cap 20% Buffer Strategies VI Fund, Series of World Funds Trust
191.Virtus Stone Harbor Emerging Markets Income Fund
192.Volatility Shares Trust
193.WEBs ETF Trust
194.Wedbush Series Trust
195.Wellington Global Multi-Strategy Fund
196.Wilshire Mutual Funds, Inc.
197.Wilshire Variable Insurance Trust
198.WisdomTree Digital Trust
199.WisdomTree Trust
200.XAI Octagon Floating Rate & Alternative Income Term Trust

(b)The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301, Portland, Maine 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Kate Macchia	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President	None
Alicia Strout	190 Middle Street, Suite 301, Portland, Maine 04101	Vice President and Chief Compliance Officer	None
Gabriel E. Edelman	190 Middle Street, Suite 301, Portland, Maine 04101	Secretary	None
Susan L. LaFond	190 Middle Street, Suite 301, Portland, Maine 04101	Treasurer	None
Weston Sommers	190 Middle Street, Suite 301, Portland, Maine 04101	Financial and Operations Principal and Chief Financial Officer	None
(c) Not applicable
Item 33. Location of Accounts and Records

1.	U.S. Bancorp Fund Services, LLC 615 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (records relating to its function as fund accountant and administrator)
2.	Foreside Fund Services, LLC Three Canal Plaza, Suite 100, Portland, Maine 04101 (records relating to its functions as Distributor)
3.	U.S. Bank National Association 1555 North River Center Drive, Suite 302, Milwaukee, Wisconsin 53212 (records relating to its function as custodian)
4.	Wilshire Advisors LLC 1299 Ocean Avenue Suite 600 Santa Monica, CA 90401 (records relating to its function as investment adviser)
5.	AllianceBernstein, L.P. 501 Commerce Street Nashville, Tennessee 37203 (records relating to its function as investment sub-adviser)
6.	Diamond Hill Capital Management, Inc. 325 John H. McConnel Boulevard, Suite 200 Columbus, Ohio, 43215 (records relating to its function as investment sub-adviser)
7.	DoubleLine Capital LP 333 South Grand Avenue, Suite 1800 Los Angeles, CA 90071 (records relating to its function as investment sub-adviser)

8.	Hotchkis & Wiley Capital Management, LLC 601 South Figueroa Street, 39th Floor Los Angeles, California 90017 (records relating to its function as investment sub-adviser)
9.	Fred Alger Management, LLC 100 Park Street, 27th Floor New York, New York 10004 (records relating to its function as investment sub-adviser)
10.	Lazard Asset Management, LLC 30 Rockefeller Plaza, New York, NY 10112 (records relating to its function as investment sub-adviser)
11.	Lord, Abbett & Co. LLC 30 Hudson Street Jersey City, NJ 07302 (records relating to its function as investment sub-adviser)
12.	Los Angeles Capital Management LLC 11150 Santa Monica Blvd. Suite 200 Los Angeles, CA 90025 (records relating to its function as investment sub-adviser)
13.	Manulife Asset Management (US) LLC 197 Clarendon Street Boston, MA 02116 (records relating to its function as investment sub-adviser)
14.	Massachusetts Financial Services Company (d/b/a MFS Investment Management) 111 Huntington Avenue Boston, MA 02199. (records relating to its function as investment sub-adviser)
15.	Pzena Investment Management, LLC 320 Park Avenue 8th Floor New York, New York 10022 (records relating to its function as investment sub-adviser)
16.	Ranger Investment Management, L.P. 2828 N. Harwood Street, Suite 1900 Dallas, TX 75201 (records relating to its function as investment sub-adviser)
17.	Voya Investment Management Co LLC 230 Park Avenue, New York NY 10169 (records relating to its function as investment sub-adviser)
18.	WCM Investment Management 281 Brooks Street Laguna Beach, CA 92651 (records relating to its function as investment sub-adviser)

Item 34. Management Services
Not Applicable.
Item 35. Undertakings
Not Applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement under Rule 485(b) under the Securities Act and has caused this Post-Effective Amendment No. 79 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, and the State of California, on February 11, 2026.

WILSHIRE MUTUAL FUNDS, INC.

By:	/s/ Jason A. Schwarz
Jason A. Schwarz, President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of February 11, 2026.

Signature	Title

Edward Gubman*	Director
Edward Gubman
Elizabeth A. Levy-Navarro*	Director
Elizabeth A. Levy-Navarro
Matt Forstenhausler*	Director
Matt Forstenhausler
George J. Zock*	Director
George J. Zock
Julian F. Sluyters*	Director
Julian F. Sluyters
/s/Michael Wauters	Treasurer Principal Financial and Accounting Officer
Michael Wauters
/s/ Jason A. Schwarz	Director and President Principal Executive Officer
Jason A. Schwarz
*By: /s/ Michael Wauters
Michael Wauters
*    As Attorney-in-Fact and Agent pursuant to the powers of attorney previously filed or filed herewith.